Exhibit 3.1
FINAL VERSION
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
of
11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, SERIES A-1
of
CENTERLINE HOLDING COMPANY
Pursuant to the Second Amended and Restated Trust Agreement of Centerline Holding Company, a Delaware statutory trust (the “Company”), dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”).
Pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by the Trust Agreement, the Board (i) duly adopted on January 17, 2008, resolutions providing for the creation of a class of Preferred Shares of the Company, with substantially (x) the designations, powers, preferences, (y) the relative, participating, optional or other special rights, and (z) the qualifications, limitations or restrictions set forth below (in addition to those set forth in the Trust Agreement) and (ii) formed a Rights Offering Committee of the Board (the “Rights Offering Committee”) and delegated to the Rights Offering Committee the authority to make changes to the form of certificate of designation with respect to such class of Preferred Shares. The Rights Offering Committee, pursuant to resolutions duly adopted on January 25, 2008, approved the adoption of a certificate of designation of the 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the “11.0% Cumulative Convertible Preferred Shares) of the Company, (the “Original Certificate of Designation”).
The Board, by resolution duly adopted on March 5, 2010, approved the amendment and restatement of the Original Certificate of Designation in the form of this Amended and Restated Certificate of Designation (this “Amended and Restated Certificate of Designation”) to effect the terms set forth below and directed that this Amended and Restated Certificate of Designation be attached as an appendix to the Trust Agreement. The effective date of this Amended and Restated Certificate of Designation is March 5, 2010 (the “Effective Date”). Capitalized terms used and not otherwise defined herein shall for all purposes of this Amended and Restated Certificate of Designation have the respective meaning as specified by the Trust Agreement.
RECITALS
WHEREAS, the Company has previously redeemed a portion of the 11.0% Cumulative Convertible Preferred Shares originally issued to Related Special Assets LLC, a Delaware limited liability company (“Related”) with the net proceeds received by the Company from a rights offering to holders of certain of the Company’s securities (the “Rights Offering”);
WHEREAS, the Company, among others, has entered into a Settlement Agreement dated April 8, 2009 (the “Settlement Agreement”) in connection with the settlement of Carfagno v. Schnitzer, 08-CV-912(SAS) (S.D.N.Y.) and other related lawsuits (the “Settlement”); and

WHEREAS, pursuant to the Settlement Agreement, Related, the holder of at least a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, agreed to waive (the “Waiver”) certain of its rights under the Original Certificate of Designation with respect to the dividend rate and conversion price for the10,843,492 of the Company’s 11.0% Cumulative Convertible Preferred Shares that Related holds (the “Related Shares”); and
WHEREAS, on May 18, 2009, the court having jurisdiction over the Settlement (the “Court”) issued its Order and Final Judgment (the “Order”) approving the Settlement, including the Waiver, but such Order is not effective until the dismissal of the actions Off v. Ross, et al, Civ. A. No. 3468-VCP (Del. Ch.) and Ciszerk v. Ross, Civ. A. No. 3511-VCP (Del. Ch.) (the “Dismissal”); and
WHEREAS, the Board duly approved and adopted resolutions on March 5, 2010, approving the amendment of the Original Certificate of Designation in the form of this Amended and Restated Certificate of Designation and the terms hereof; and
WHEREAS, in accordance with Section 5.c. of the Original Certificate of Designation, Related, as the holder of at least a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, consented to the amendment of the Original Certificate of Designation in the form of this Amended and Restated Certificate of Designation pursuant to the Amendment Agreement, dated March 5, 2010 entered into between the Company and Related; and
WHEREAS, as of the date hereof, the Dismissal has not yet become effective but Related and the Company nonetheless wish to implement the Waiver and to adopt this Amended and Restated Certificate of Designation.
NOW, THEREFORE, the Original Certificate of Designation is hereby amended and restated in its entirety effective as of the Effective Date, as follows:
1. DESIGNATION AND AMOUNT. The shares of such class of Preferred Shares shall be designated “11.0% Cumulative Convertible Preferred Shares, Series A-1” (the “11.0% Cumulative Convertible Preferred Shares,” ) and, subject to the Trust Agreement, the number of shares constituting such class shall be as determined from time to time by the Board. The Company may, from time to time, issue additional 11.0% Cumulative Convertible Preferred Shares and has issued, and may from time to time issue, other securities that are on parity with the 11.0% Cumulative Convertible Preferred Shares with respect to the payment of distributions and rights upon the Company’s liquidation, dissolution or winding up, which includes, but is not limited to, additional already issued and currently outstanding 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 (the “Cumulative Perpetual Convertible CRA Shares”). The additional 11.0% Cumulative Convertible Preferred Shares will be treated as a single class and series for all purposes of this Amended and Restated Certificate of Designation, including, without limitation, for purposes of voting, waivers, amendments, redemptions and offers to purchase.

2. DISTRIBUTIONS, EARNINGS AND TAX ALLOCATIONS.
a. Distributions. (i) Except as set forth in clause (ii) below and Section 2.b. and subject to the provisions of 2.g, the Company shall pay, when, as and if, declared, out of funds legally available therefor, cumulative preferential cash distributions on each 11.0% Cumulative Convertible Preferred Share at the annual rate of 11.0% (equivalent initially to $1.287 per share per year), as may be adjusted pursuant to Section 2.g, computed on the basis of a 360-day year consisting of twelve 30-day months (such annual rate, the “Dividend Rate”), based on the initial liquidation amount of $11.70 per share (such per share amount, as adjusted, the “Liquidation Preference”). The initial distribution and any distribution payable on 11.0% Cumulative Convertible Preferred Shares for any other partial distribution period will be prorated for the period of time the 11.0% Cumulative Convertible Preferred Shares are outstanding during the applicable period. Distributions on the 11.0% Cumulative Convertible Preferred Shares shall be cumulative from the date of issuance (the “Issue Date”), shall be payable for each calendar quarter in arrears on the following dates of each year: January 31, April 30, July 31 and October 31 and any accumulated and unpaid distribution will be added to the Liquidation Preference on each Distribution Payment Date if not declared and paid in cash on such Distribution Payment Date, such that such accumulated and unpaid distributions will effectively compound each quarter; provided, however, that if any such date is not a business day, the applicable distribution will be made on the next succeeding business day in respect of the immediately preceding calendar quarter ending December 31, March 31, June 30, and September 30, respectively (each such date, a “Distribution Payment Date”).
ii. Notwithstanding any provision to the contrary in this Amended and Restated Certificate of Designation (including Section 2.a.i.), on and effective as of the Effective Date, the “Dividend Rate,” solely with respect to each of the Related Shares, shall be an annual rate of 9.5% (equivalent initially to $1.1115 per share per year), as may be adjusted pursuant to Section 2.g, rather than the Dividend Rate set forth in Section 2.a..i. The provisions of this Section 2.a.ii. shall apply to Related and any subsequent holder of the Related Shares.
b. Initial Distribution. Pursuant to the terms of Section 2.a., the initial quarterly distribution payable on the 11.0% Cumulative Convertible Preferred Shares shall be equal to the quarterly distribution otherwise payable on such shares, prorated for the period from the date of issuance of the 11.0% Cumulative Convertible Preferred Shares to the end of the calendar quarter in which the 11.0% Cumulative Convertible Preferred Shares were issued.
c. Record Date. Distributions will be payable to holders of record of the 11.0% Cumulative Convertible Preferred Shares as they appear in the Company’s transfer records at the close of business on the applicable record date, which shall be the last day of the calendar quarter (whether or not a business day) prior to the applicable Distribution Payment Date or such other date designated by the Board for the payment of distributions that is not more than 31 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

d. Distribution Priorities.
i. If any 11.0% Cumulative Convertible Preferred Shares are outstanding, except as permitted in the next sentence, no full distributions shall be declared, paid or set apart for payment on any of the Company’s shares ranking, as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment, on the 11.0% Cumulative Convertible Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the 11.0% Cumulative Convertible Preferred Shares and any other Preferred Shares ranking, as to distributions, on a parity with the 11.0% Cumulative Convertible Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, all distributions declared upon the 11.0% Cumulative Convertible Preferred Shares and such other Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, shall be declared pro rata so that the amount of distributions declared for each 11.0% Cumulative Convertible Preferred Share and each such other Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, shall in all cases bear to each other the same ratio that accumulated and unpaid distributions for each 11.0% Cumulative Convertible Preferred Share and such other Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Preferred Shares are not entitled to a cumulative distribution) bear to each other.
ii. Except as provided herein, including the payment of distributions on Preferred Shares ranking, as to distributions, on a parity with the 11.0% Cumulative Convertible Preferred Shares as provided in the second sentence of Section 2.d.i., unless full cumulative distributions on the 11.0% Cumulative Convertible Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in any of the Company’s shares ranking, as to distributions and rights upon the Company’s liquidation, dissolution and winding up, junior to the 11.0% Cumulative Convertible Preferred Shares) shall be declared or paid or set apart for payment, nor shall any other distribution be made, upon any of the Company’s shares ranking, as to distributions or rights upon the Company’s liquidation, dissolution and winding up, on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares, nor shall any of the Company’s shares ranking, as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company or any of the Company’s Affiliates (except by conversion into or exchange for other of the Company’s Shares ranking, as to the payment of distributions and rights upon the Company’s liquidation, dissolution or winding up junior to the 11.0% Cumulative Convertible Preferred Shares).
e. Accumulated Distributions. Distributions on the 11.0% Cumulative Convertible Preferred Shares will accumulate, whether or not there are funds legally available for the payment thereof and whether or not they are declared, and accumulated but unpaid distributions will accumulate as of the Distribution Payment Date on which they first become payable. Any distribution payment made on the 11.0% Cumulative Convertible Preferred Shares shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Shares that remains payable at the time of such distribution payment.

f. Compliance with Law. No distributions on the Convertible Preferred Shares will be authorized by the Board or paid or set apart for payment if such authorization, payment or setting apart for payment would violate any of the Company’s agreements or instruments, including, without limitation, the Credit Agreement (as defined below), as the same may from time to time be amended, or is restricted or prohibited by law.
g. Increase in Dividend Rate. If the Company fails to pay the redemption price on any Redemption Date (as defined below), then the Dividend Rate shall increase commencing on such Redemption Date on the 11.0% Cumulative Convertible Preferred Shares by 4.00% until such date that the redemption price is paid or funds sufficient for the payment of such redemption price are irrevocably deposited in trust by the Company pursuant to Section 3 below.
3. REDEMPTION.
a. Call Redemption. Except as provided in this Section 3.a., the 11.0% Cumulative Convertible Preferred Shares are not redeemable by the Company at any time prior to the Final Redemption Date (as defined below). Unless previously redeemed or converted as herein provided, the Company will redeem all 11.0% Cumulative Convertible Preferred Shares then outstanding at a per share amount equal to 100% of the Liquidation Preference plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference to, but excluding, the Final Redemption Date, on January, 25, 2018 (the “Final Redemption Date”).
The Company may redeem the 11.0% Cumulative Convertible Preferred Shares, in whole or in part, at a price per share equal to 100% of the Liquidation Preference plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference to the Redemption Date at any time on or after January 31, 2013; provided that (A) the Closing Sale Price of the Common Shares multiplied by the Conversion Rate then in effect equals or exceeds 130% of the Liquidation Preference plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference for 20 Trading Days during any 30 consecutive Trading Day period ending after January 31, 2013 and (B) the Company has paid all accumulated and unpaid distributions on the Distribution Payment Date immediately preceding such Redemption Date.
“Closing Sale Price” means for all purposes of this Amended and Restated Certificate of Designation, with respect to the Common Shares, on any date, the last reported per share sale price (or, if no last sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Shares are then listed, or if the Common Shares are not then listed on a United States national or regional exchange, as reported on the principal over-the-counter market on which the Common Shares are then traded or quoted.

“Trading Day” means for all purposes of this Amended and Restated Certificate of Designation, (i) if the Common Shares are listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, (ii) if the Common Shares are quoted on any system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system, or (iii) if the Common Shares are not listed on a national or regional securities exchange or quoted on any system of automated dissemination of quotation of securities prices, days on which the Common Shares are traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Shares are available.
b. Source of Financing. Redemptions of the 11.0% Cumulative Convertible Preferred Shares may be financed using funds from any source.
c. Notice of Redemption. Notice of redemption will be mailed not less than 20 nor more than 60 days prior to the date of redemption (the “Redemption Date”), to each holder of 11.0% Cumulative Convertible Preferred Shares to be redeemed, notifying such holder of the Company’s election to redeem such shares, stating (i) the Redemption Date, (ii) the redemption price, (iii) the number of 11.0% Cumulative Convertible Preferred Shares to be redeemed (and, if fewer than all the 11.0% Cumulative Convertible Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the 11.0% Cumulative Convertible Preferred Shares are to be surrendered for payment, (v) that distributions on the 11.0% Cumulative Convertible Preferred Shares to be redeemed will cease to accumulate on such Redemption Date and (vi) the date upon which the holder’s conversion rights, if any, as to such 11.0% Cumulative Convertible Preferred Shares shall terminate. If fewer than all of the 11.0% Cumulative Convertible Preferred Shares outstanding are to be redeemed, the 11.0% Cumulative Convertible Preferred Shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Board. Holders of 11.0% Cumulative Convertible Preferred Shares may continue to convert their 11.0% Cumulative Convertible Preferred Shares into Common Shares after receiving notice of redemption through the close of business on the Redemption Date in accordance with the provisions of Section 6 hereof.
d. Mechanics of Redemption. On or after a Redemption Date, each applicable holder of 11.0% Cumulative Convertible Preferred Shares to be redeemed must present and surrender the certificate representing such 11.0% Cumulative Convertible Preferred Shares to the Company at the place designated in the applicable notice, duly endorsed, and thereupon the Company shall pay or cause to be paid the redemption price of such shares to or on the order of the person whose name appears on such certificate as the owner thereof, and each certificate so surrendered will thereafter be canceled. If fewer than all the shares represented by any such certificate are to be redeemed, the Company shall issue a new certificate representing the unredeemed shares. A holder may notify the Company that its certificate or certificates have been lost, stolen or destroyed, and, upon execution of an agreement satisfactory to the Company to indemnify the Company for any loss incurred by it in connection with such lost certificate or certificates or an indemnity bond (in the Company’s sole discretion), and assuming such holder’s compliance with the other provisions of this Section 3.d, such holder shall be entitled to receive the amounts contemplated by this Section 3.d. From and after such Redemption Date (unless the Company defaults in payment of the redemption price), all distributions on 11.0% Cumulative Convertible Preferred Shares called for redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions to, but excluding, the Redemption Date), will cease and terminate and such shares may not thereafter be transferred (except with the Company’s consent) in the Company’s transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever.
e. Deposit of Redemption Price. At the Company’s election, the Company may, prior to the Redemption Date, irrevocably deposit the redemption price (including accumulated and unpaid distributions not included in the Liquidation Preference) of the 11.0% Cumulative Convertible Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the 11.0% Cumulative Convertible Preferred Shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the Redemption Date against payment of the redemption price (including all accumulated and unpaid distributions to such Redemption Date). Any moneys so deposited which remain unclaimed by the holders of the 11.0% Cumulative Convertible Preferred Shares at the end of two years after the Redemption Date will be returned by such bank or trust company to the Company.
f. Voting Rights Upon Redemption/Conversion. The voting rights granted to the holders of the 11.0% Cumulative Convertible Preferred Shares (see Section 5 hereof) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding 11.0% Cumulative Convertible Preferred Shares have been converted, redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.
g. Payment of Cumulative Distributions Prior to Redemption. Notwithstanding anything in this Section 3 to the contrary, unless full cumulative distributions on the 11.0% Cumulative Convertible Preferred Shares have been or contemporaneously are declared and paid, or declared and sum sufficient for the payment thereof irrevocably set apart for payment for all past distribution periods and the then current distribution period, no 11.0% Cumulative Convertible Preferred Shares will be redeemed unless all outstanding 11.0% Cumulative Convertible Preferred Shares are simultaneously redeemed, provided, however, that the foregoing will not prevent the purchase or acquisition by the Company of 11.0% Cumulative Convertible Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding 11.0% Cumulative Convertible Preferred Shares. In addition, unless full cumulative distributions on all outstanding 11.0% Cumulative Convertible Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past distributions periods and the then current distribution period, the Company may not purchase or otherwise acquire directly or indirectly any 11.0% Cumulative Convertible Preferred Shares or any of the Company’s shares ranking, as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares (except by conversion into or exchange for other of the Company’s Shares ranking, as to distributions and rights upon the Company’s liquidation, dissolution or winding up, junior to the 11.0% Cumulative Convertible Preferred Shares) provided, however, that the foregoing will not prevent the purchase or acquisition by the Company of 11.0% Cumulative Convertible Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding 11.0% Cumulative Convertible Preferred Shares.
h. Repurchase at Option of Holder Upon a Fundamental Change.
i. If a Fundamental Change (as defined below) occurs at any time prior to the Final Redemption Date, then each holder of 11.0% Cumulative Convertible Preferred Shares shall have the right, at such holder’s option, to require the Company to repurchase all of such holder’s 11.0% Cumulative Convertible Preferred Shares, or any portion thereof, for cash on a date designated by the Company (the “Fundamental Change Repurchase Date”) that is not less than twenty (20) nor more than thirty (30) days after the date of the Fundamental Change Notice (as defined below) in respect of such Fundamental Change at a repurchase price per share equal to 100% of the Liquidation Preference of the 11.0% Cumulative Convertible Preferred Shares to be repurchased, plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference up to, but excluding, the Fundamental Change Repurchase Date. Notwithstanding the foregoing, if a Fundamental Change Repurchase Date is after a Distribution Record Date but on or prior to the corresponding Distribution Payment Date, the Company will pay the full amount of accumulated and unpaid distributions on such Distribution Payment Date to the holder of record at the close of business on the corresponding Distribution Record Date. Notwithstanding the foregoing, no 11.0% Cumulative Convertible Preferred Shares may be surrendered for repurchase pursuant to this Section 3.h in connection with a merger, consolidation, conversion or other transaction effected solely for the purpose of changing the Company’s jurisdiction of organization to any other state within the United States.
ii. Before the fifteenth (15th) day after the occurrence of a Fundamental Change, the Company shall mail or cause to be mailed to all holders of record on the date of the Fundamental Change a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change, of the repurchase right at the option of the holders arising as a result thereof and the Fundamental Change Conversion Date (as defined below).
Each Fundamental Change Notice shall specify (A) the circumstances constituting the Fundamental Change, (B) the Fundamental Change Repurchase Date, (C) that; if the holder desires to exercise its repurchase right pursuant to this Section 3.h, the holder must do so on or prior to the close of business on the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”), (D) that the holder shall have the right to withdraw any 11.0% Cumulative Convertible Preferred Shares surrendered prior to the Fundamental Change Expiration Time, (E) if the 11.0% Cumulative Convertible Preferred Shares are then convertible, that 11.0% Cumulative Convertible Preferred Shares as to which an Option of Holder to Elect Repurchase (as hereinafter defined) has been given may be converted only if the Option of Holder to Elect Repurchase is withdrawn in accordance with the terms of the Trust Agreement, (F) a description of the procedure that a holder must follow to exercise such repurchase right and to withdraw any surrendered 11.0% Cumulative Convertible Preferred Shares, (G) the place or places where the holder is to surrender such holder’s 11.0% Cumulative Convertible Preferred Shares, (H) the amount of accumulated and unpaid distributions in respect of such holder’s 11.0% Cumulative Convertible Preferred Shares to the Fundamental Change Repurchase Date and (I) the CUSIP number or numbers of the 11.0% Cumulative Convertible Preferred Shares (if then generally in use).

No failure of the Company to give the foregoing notices and no defect therein shall limit the holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the 11.0% Cumulative Convertible Preferred Shares pursuant to this Section 3.h.
iii. Repurchases of 11.0% Cumulative Convertible Preferred Shares under this Section 3.h shall be made, at the option of the holder thereof, upon delivery to the Company, prior to the Fundamental Change Expiration Time, at the address specified in the applicable Fundamental Change Notice by a holder of a duly completed and executed notice (the “Option of Holder to Elect Repurchase”) in the form set forth on the reverse of the 11.0% Cumulative Convertible Preferred Share.
The Company shall not be required to purchase from any holder, fractions of an 11.0% Cumulative Convertible Preferred Share.
Notwithstanding anything herein to the contrary, any holder delivering to the Company the Option of Holder to Elect Repurchase contemplated by this Section 3.h shall have the right to withdraw such Option of Holder to Elect Repurchase at any time prior to the Fundamental Change Expiration Time by delivery of a written notice of withdrawal to the Company in accordance with Section 3.h.iv below. 11.0% Cumulative Convertible Preferred Shares in respect of which an Option of Holder to Elect Repurchase has been given by the holder thereof may not be converted pursuant to Section 6 hereof on or after the date of the delivery of such Option of Holder to Elect Repurchase unless such Option of Holder to Elect Repurchase has first been validly withdrawn.
For a 11.0% Cumulative Convertible Preferred Share to be so repurchased at the option of the holder, the Company must receive at the address specified in the Fundamental Change Notice a share certificate, if any, in respect of such 11.0% Cumulative Convertible Preferred Share duly endorsed for transfer in favor of the Company (or an affidavit of lost share certificate in respect thereof together with either, at the option of the Company in its sole discretion, an indemnity agreement or indemnity bond), together with the form entitled “Option of Holder to Elect Repurchase” on the reverse thereof duly completed and such 11.0% Cumulative Convertible Preferred Share duly endorsed for transfer, on or before the Fundamental Change Expiration Time. All questions as to the validity, eligibility (including time of receipt) and acceptance of any 11.0% Cumulative Convertible Preferred Share for repurchase shall be determined by the Company, the determination of which shall be final and binding absent manifest error.

iv. An Option of Holder to Elect Repurchase may be withdrawn by means of a written notice of withdrawal delivered to the address specified in the Fundamental Change Notice in accordance with the Option of Holder to Elect Repurchase at any time prior to the Fundamental Change Expiration Time, specifying:
A.	the 11.0% Cumulative Convertible Preferred Shares with respect to which such notice of withdrawal is being submitted;

B.	the certificate number, if any, of the 11.0% Cumulative Convertible Preferred Shares in respect of which such notice of withdrawal is being submitted; and

C.	the amount of 11.0% Cumulative Convertible Preferred Shares, if any, that remain subject to the original Option of Holder to Elect Repurchase.
v. At the Company’s election, the Company may, prior to the Fundamental Change Repurchase Date, irrevocably deposit an amount of money sufficient to repurchase all the 11.0% Cumulative Convertible Preferred Shares to be repurchased on the Fundamental Change Repurchase Date in trust for the holders thereof with a bank or trust company, in which case the Fundamental Change Notice will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the offer to purchase and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the Fundamental Change Repurchase Date against payment of the purchase price therefor (including all accumulated and unpaid distributions to such Fundamental Change Repurchase Date). Any moneys so deposited which remain unclaimed by the holders of the 11.0% Cumulative Convertible Preferred Shares at the end of two years after the Fundamental Change Repurchase Date will be returned by such bank or trust company to the Company.
If on the business day immediately following the Fundamental Change Repurchase Date, the Company or such other bank or trust company, holds money sufficient to repurchase all of the 11.0% Cumulative Convertible Preferred Shares that are to be purchased as of the Fundamental Change Repurchase Date, then, on and after such date, (i) such 11.0% Cumulative Convertible Preferred Shares will cease to be outstanding, (ii) distribution on such 11.0% Cumulative Convertible Preferred Shares will cease to accumulate, and (iii) all other rights of the holders of such 11.0% Cumulative Convertible Preferred Shares will terminate, other than the right to receive the repurchase price upon delivery of the 11.0% Cumulative Convertible Preferred Shares in accordance with this Section 3.h.
vi. The Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable, and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of 11.0% Cumulative Convertible Preferred Shares pursuant to this Section 3.h in the event of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Amended and Restated Certificate of Designation governing an offer to purchase upon a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Amended and Restated Certificate of Designation by virtue of such compliance.

vii. A “Fundamental Change” means the occurrence of any of the following: (A) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (B) the adoption of a plan the consummation of which would result in the Company’s liquidation or dissolution, (C) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Company’s voting shares, (D) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board (together with any new trustees whose election by such Board or whose nomination for election by the Company’s shareholders was approved by a vote of 66 2/3% of the Company’s trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office, or (E) the Common Shares cease to be listed on a national securities exchange or quoted on an over-the-counter market in the United States.
viii. Notwithstanding the foregoing, in the event any Fundamental Change would constitute the payment of a distribution or a liquidation, dissolution or winding up of the Company, then the payment by the Company to any holder of 11.0% Cumulative Convertible Preferred Shares upon a Fundamental Change shall be subject to the rights of all holders of all other of the Company’s Shares ranking on parity with the 11.0% Cumulative Convertible Preferred Shares as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, to receive payment on parity with the 11.0% Cumulative Convertible Preferred Shares.
i. Compliance with Law. Notwithstanding anything to the contrary contained herein, no redemption or repurchase pursuant to this Section 3 will be made by the Company if such redemption or repurchase is restricted or prohibited by law or would violate any of the Company’s agreements or instruments, including, without limitation, the Credit Agreement (as defined below), as the same may from time to time be amended.
4. LIQUIDATION, DISSOLUTION OR WINDING UP.
a. Payment of Distributions and Rights. Subject to the rights of any equity securities ranking on parity with, or senior to, the 11.0% Cumulative Convertible Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, and the then existing and future liabilities, upon liquidation, dissolution or winding up of the Company, the holders of the 11.0% Cumulative Convertible Preferred Shares shall be entitled to the Liquidation Preference per such share plus any accrued and unpaid distributions on such shares not otherwise included in the Liquidation Preference. With respect to the payment of distributions and rights upon the Company’s liquidation, dissolution or winding up, the 11.0% Cumulative Convertible Preferred Shares shall rank: (i) senior to (A) the Common Shares; (B) the Convertible Community Reinvestment Act Preferred Shares of the Company and

Series A Convertible Community Reinvestment Act Preferred Shares of the Company; and (C) all other equity securities issued by the Company the terms of which acknowledge such ranking; (ii) on a parity with (A) the Cumulative Perpetual Convertible CRA Shares; and (B) all other equity securities the terms of which acknowledge such ranking; and (iii) junior to (A) all equity securities issued by the Company whose terms specifically provide that they rank senior to the 11.0% Cumulative Convertible Preferred Shares; and (B) the payment of the Company’s then existing and future liabilities (including the Company’s indebtedness).
The 11.0% Cumulative Convertible Preferred Shares shall not be entitled to CRA Credits. “CRA Credits” are an allocation of the value of any assets owned directly or indirectly by the Company which a Cumulative Perpetual Convertible CRA Shareholder or holder of a parity security may be able to report under the “investment test” promulgated under the Community Reinvestment Act of 1977, as amended from time to time and as affected by the Gramm-Leach-Bliley Act, enacted on November 12, 1999 (the “CRA”).
b. Additional Issuances. The Company may issue, without consent of the holders of 11.0% Cumulative Convertible Preferred Shares (“Cumulative Convertible Preferred Shareholders”): (i) additional Common Shares; (ii) securities that rank on parity with or junior to the 11.0% Cumulative Convertible Preferred Shares with respect to payment of distributions and rights upon the Company’s liquidation, dissolution or winding up, including, without limitation, 11.0% Cumulative Convertible Preferred Shares and Cumulative Perpetual Convertible CRA Shares; and (iii) additional securities which rank senior to the 11.0% Cumulative Convertible Preferred Shares solely with respect to CRA Credit allocations and not with respect to payment of distributions and rights upon the Company’s liquidation, dissolution or winding up; and (iv) subject to Section 5.c.ii, additional indebtedness.
5. VOTING RIGHTS.
a. General. To the extent not prohibited by the rules of the NYSE and any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the Common Shares are then traded or quoted, the 11.0% Cumulative Convertible Preferred Shares shall be entitled to vote together with the holders of Common Shares as a single class (together with any other securities issued by the Company that are entitled to vote together with the Common Shares with respect to the matter to be voted upon) on all matters that holders of Common Shares are entitled to vote upon, with each 11.0% Cumulative Convertible Preferred Share entitled to such number of votes as are equal to the number of whole Common Shares such 11.0% Cumulative Convertible Preferred Share would be convertible into as of the record date for any such vote of Common Shares regardless of whether the 11.0% Cumulative Convertible Preferred Shares are then so convertible.
b. Outstanding Distributions/Redemption Payment. Whenever (i) distributions on any 11.0% Cumulative Convertible Preferred Shares are in arrears for six or more quarterly periods or (ii) the Company fails to pay the redemption price on any Redemption Date, in each case, subject to the provisions of and in accordance with the Trust Agreement, the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares and the holders of any other parity preferred shares upon which like voting rights have been conferred and are exercisable, including, but not limited to, the Cumulative Perpetual Convertible CRA Shares, if applicable (voting together as a single class with all holders of other parity preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to nominate and elect two trustees to the Board for a one-year term. In exercising their rights to nominate and elect such trustees under this Section 5.b., the holders of the 11.0% Cumulative Convertible Preferred Shares shall comply with all requirements as to the composition of the Board set forth in the Trust Agreement, including any certificates of designation, and the Company Bylaws. During the period of any such arrearage, the Board shall increase the size of the Board by two members to accommodate the two additional trustees. Upon the cure of such arrearage, the two additional trustees shall immediately cease to be trustees and the size of the Board shall be reduced by two members. Such election shall be held at a special meeting of such shareholders and at each subsequent annual meeting until all arrearages and the distributions on the 11.0% Cumulative Convertible Preferred Shares and such other preferred shares have been fully paid or a sum sufficient for the full payment thereof has been irrevocably set apart. Vacancies for trustees elected by holders of 11.0% Cumulative Convertible Preferred Shares and such other preferred shares shall be filled by the remaining trustee so elected then in office or, if there is no such remaining trustee, by the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares and such other preferred shares voting together as a single class. A trustee elected by the holders of 11.0% Cumulative Convertible Preferred Shares and such other preferred shares may be removed with or without cause only by the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares and such other preferred shares voting together as a single class. Trustees elected by the holders of the 11.0% Cumulative Convertible Preferred Shares and such other preferred shares shall not be divided into the classes of the Board and the term of office of all trustees elected by the holders of 11.0% Cumulative Convertible Preferred Shares and such other preferred shares will terminate immediately upon the termination of the rights of the holders of 11.0% Cumulative Convertible Preferred Shares to vote for trustees and upon such termination the total number of trustees constituting the entire Board will automatically be reduced by two. In accordance with the provisions of this Section 5.b., holders of 11.0% Cumulative Convertible Preferred Shares shall be entitled to one vote per share, provided that if one or more additional classes of parity preferred shares is entitled to vote along together with the holders of the 11.0% Cumulative Convertible Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, if applicable, then the holders of each class of shares will have voting rights proportional to the relative amounts of liquidation preference and accumulated and unpaid distributions outstanding in respect of each class.
c. Required Consent. So long as any 11.0% Cumulative Convertible Preferred Shares remain outstanding, the Company may not,
i. without the affirmative vote or consent of the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of the Company’s shares ranking, with respect to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, senior to 11.0% Cumulative Convertible Preferred Shares, or reclassify any authorized shares into such shares, or create, authorize or issue any obligation or security convertible or exchangeable into, or evidencing the right to purchase any, such shares or (ii) amend, alter or repeal the provisions of the Trust Agreement or the 11.0% Cumulative Convertible Preferred Shares, whether by merger, conversion or consolidation (an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11.0% Cumulative Convertible Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as 11.0% Cumulative Convertible Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially adversely affect the rights, preferences, privileges or voting powers of the 11.0% Cumulative Convertible Preferred Shares or the holders thereof; and provided, further, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Preferred Shares, or (y) any increase in the amount of authorized 11.0% Cumulative Convertible Preferred Shares or Cumulative Perpetual Convertible CRA Shares, in each case ranking, as to payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares, will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers; and
ii. without the affirmative vote or consent of the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, given in person or by proxy, either in writing or at a meeting, incur any indebtedness or issue any capital stock, the incurrence or issuance of which would cause a default in the “Consolidated EBITDA to Fixed Charges Ratio” covenant contained in Section 10.15 of the Revolving Credit and Term Loan Agreement, dated as of December 27, 2007, by and among the Company and Centerline Capital Group Inc., as Borrowers named therein, and certain entities named therein as Guarantors, Bank of America, N.A. and other entities party thereto from time to time as lenders, and Bank of America, N.A., as Swingline Lender and as Administrative Agent on behalf of the Lenders, as the same may be amended from time to time (the “Credit Agreement”), assuming for purposes of this section 5.c.ii that the ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Fixed Charges (as defined in the Credit Agreement) required to be maintained is measured for the period of the last 12 months then ending and is required to be equal to or greater than 1.5 to 1.0.
6. CONVERSION.
a. Optional Right to Convert; Conversion Formula; Automatic Conversion.
i. To the extent permitted by the rules of the NYSE and any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the Common Shares are then traded or quoted and upon compliance with the provisions of this Section 6 but subject to the provisions of clause (ii) below, 11.0% Cumulative Convertible Preferred Shares may be converted into Common Shares at the Cumulative Convertible Preferred Shareholder’s option in whole or in part at any time after the date hereof initially at a conversion rate per $11.70 Liquidation Preference equal to 1.0884 (representing the quotient of 1.0884 obtained by dividing $11.70 by $10.75) (the “Conversion Rate”), which is equivalent to an initial conversion price of $10.75 per Common Share (subject to adjustment in accordance with the provisions of this Section 6).

ii. Notwithstanding any provision to the contrary contained in this Amended and Restated Certificate of Designation (including, without limitation, Section 6.a.i.), on and effective as of the Effective Date, the “Conversion Rate”, solely with respect to each of the Related Shares, shall be at a conversion rate per $11.70 Liquidation Preference equal to 0.9474 (representing the quotient of 0.9474 obtained by dividing $11.70 by $12.35), which is equivalent to an initial conversion price of $12.35 per Common Share (subject to adjustment in accordance with the provisions of Section 6) rather than the Conversion Rate set forth in Section 6.a.i.
In addition, all provisions of this Amended and Restated Certificate of Designation, including without limitation, the following sections (and applicable defined terms) of this Amended and Restated Certificate of Designation, solely with respect to the Related Shares, shall be hereby modified, as necessary, to reflect an equivalent formulation based on a $12.35 conversion price, if a Conversion Rate adjustment is otherwise required pursuant to Section 6 of this Amended and Restated Certificate of Designation: (i) 6.c.; (ii) Sections 6.d.i, 6.d.ii and 6.d.iii.: “Additional Shares”; (iii) Section 6.d.iii.: “Cap Price” and “Floor Price”; and (iv) Section 6.d.iv.: “Cap Conversion Rate”.
The provisions of this Section 6.a.ii. shall apply to Related and any subsequent holder of the Related Shares.
b. Mechanics of Conversion; Fractional Shares.
i. Each Cumulative Convertible Preferred Shareholder who desires to convert its 11.0% Cumulative Convertible Preferred Shares into Common Shares shall provide notice to the Company’s offices in the form of the Notice of Conversion attached to this Amended and Restated Certificate of Designation (a “Conversion Notice”) via telecopy, hand delivery or other mail or messenger service. The original Conversion Notice and the certificate or certificates representing the 11.0% Cumulative Convertible Preferred Shares for which conversion is elected, shall be delivered to the Company by nationally recognized courier, duly endorsed. The date upon which a Conversion Notice is initially received by the Company shall be a “Notice Date.”
Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate representing 11.0% Cumulative Convertible Preferred Shares shall have been surrendered and notice shall have been received by the Company or in the case of a conversion pursuant to Section 6.a.ii., on the 20th Trading Day upon which the condition contained therein is met, and the conversion shall be at the Conversion Rate in effect at such time and on such date.
The Company shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such Cumulative Convertible Preferred Shareholder at the address of the holder on the books of the Company, a certificate or certificates for the number of Common Shares to which the holder shall be entitled as set forth herein; provided that the original certificates representing the 11.0% Cumulative Convertible Preferred Shares to be converted are received by the transfer agent or the Company within three (3) business days after the Notice Date and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date such original certificates are received.

ii. If the Conversion Rate results in a Cumulative Convertible Preferred Shareholder being entitled to receive a fractional Common Share with respect to the aggregate 11.0% Cumulative Convertible Preferred Shares being converted pursuant to a Conversion Notice, in lieu of the issuance of such fractional Common Share, the Company shall pay to the Cumulative Convertible Preferred Shareholder cash in an amount equal to the closing price of a Common Share at the close of business on the trading day prior to the conversion date multiplied by the fraction representing the fractional share.
c. Anti-Dilution Adjustments to Conversion Rate.
i. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the number of issued and outstanding Common Shares is increased by a payment of distributions in Common Shares on any class or series of the Company’s shares or other similar event, then the Conversion Rate in effect immediately prior to the close of business on the Record Date shall be increased by multiplying such Conversion Rate by a fraction:
(a) the numerator of which shall be the sum of the total number of Common Shares outstanding at the close of business on such Record Date and the total number of Common Shares with respect to such distribution; and
(b) the denominator of which shall be the number of Common Shares outstanding at the close of business on such Record Date.
Such increase shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any distribution of the type described in this Section 6.c.i is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such distribution had not been declared.
ii. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company subdivides, combines, reclassifies or splits its outstanding Common Shares into a greater number of Common Shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification or split becomes effective shall be proportionately increased, and, conversely, in case the Company shall, while any of the 11.0% Cumulative Convertible Preferred Shares are outstanding, combine or reclassify its outstanding Common Shares into a smaller number of Common Shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective, so that any 11.0% Cumulative Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive that number of Common Shares which it would have received had such 11.0% Cumulative Convertible Preferred Shares been converted immediately prior to the happening of such event adjusted as a result of such event;

iii. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company issues rights or warrants to all or substantially all holders of our outstanding Common Shares entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares), at a price per share (or having a conversion, exchange or exercise price per share) less than the average of the closing sales prices (the “Closing Sales Price”) of a Common Share on the NYSE or any other national or regional securities exchange or other over-the-counter market in the United States on which the Common Shares are then traded or quoted on the ten trading days immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per Common Share of the securities convertible, exchangeable or exercisable for Common Shares as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Shares and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Shares divided by (y) the number of Common Shares initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:
(a) the numerator of which shall be the number of Common Shares outstanding at the close of business on the date of announcement, plus the total number of additional Common Shares so offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so offered are convertible, exchangeable or exercisable); and
(b) the denominator of which shall be the number of Common Shares outstanding on the close of business on the date of announcement, plus the number of Common Shares (or convertible, exchangeable or exercisable securities) which the aggregate offering price of the total number of Common Shares (or convertible, exchangeable or exercisable securities) so offered for subscription or purchase (or the aggregate conversion, exchange or exercise price of the convertible, exchangeable or exercisable securities so offered) would purchase at such Closing Sale Price of the Common Shares.
Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such determination. To the extent that Common Shares (or securities convertible, exchangeable or exercisable into Common Shares) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares (or securities convertible, exchangeable or exercisable into Common Shares) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Common Shares at less than such Closing Sale Price, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board.
iv. (A) If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company, by distribution or otherwise, distributes to all or substantially all holders of its outstanding Common Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing Company and the Common Shares are not changed or exchanged), capital stock, evidences of its indebtedness or other assets, including securities, (including capital stock of any subsidiary of the Company) but excluding (a) dividends or distributions of Common Shares referred to in Section 6.c.i; (b) any rights or warrants referred to in Section 6.c.iii; (c) dividends and distributions paid exclusively in cash and (d) dividends and distributions of securities or other property or assets (including cash) in connection with a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our Common Shares or sale of all or substantially all of the Company’s assets to which Section 6.c.v applies (such securities, evidence of its indebtedness or other assets being distributed hereinafter in this Section 6.c.iv called the “Distributed Assets”), then, in each such case, subject to paragraphs (D) and (E) of this Section 6.c.iv., the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:
(a) the numerator of which shall be the Current Market Price; and
(b) the denominator of which shall be such Current Market Price, less the Fair Market Value on such date of the portion of the Distributed Assets so distributed applicable to one Common Share (determined on the basis of the number of Common Shares outstanding on such Record Date) on such date.
Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.
(B) If the Board determines the Fair Market Value of any distribution for purposes of this Section 6.c.iv by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 6.c.iv to the extent possible, unless the Board determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the 11.0% Cumulative Convertible Preferred Shares.

(C) In the event any such distribution consists of capital stock or Common Shares of, or similar equity interests in, one or more of the Company’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the five consecutive trading days commencing on and including the sixth trading day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, the Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Shares on the same trading day.
(D) Rights or warrants distributed by the Company to all holders of the outstanding Common Shares entitling them to subscribe for or purchase equity securities of the Company (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such Common Shares, (y) are not exercisable and (z) are also issued in respect of future issuances of Common Shares, shall be deemed not to have been distributed for purposes of this Section 6.c.iv (and no adjustment to the Conversion Rate under this Section shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 6.c.iv:
(a) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Shares as of the date of such repurchase; and
(b) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(E) For purposes of this Section 6.c.iv and Section 6.c.i, Section 6.c.ii and Section 6.c.iii, any dividend or distribution to which this Section 6.c.iv is applicable that also includes (x) Common Shares to which Section 6.c.i applies, (y) a subdivision, split or combination of shares of Common Shares to which Section 6.c.ii applies or (z) rights or warrants to subscribe for or purchase Common Shares to which Section 6.c.iii applies (or any combination thereof), shall be deemed instead to be:
(a) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such Common Shares, such subdivision, split or combination or such rights or warrants to which Section 6.c.i, Section 6.c.ii and Section 6.c.iii apply, respectively (and any Conversion Rate adjustment required by this Section 6.c.iv with respect to such dividend or distribution shall then be made), immediately followed by
(b) a dividend or distribution of such Common Shares, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 6.c.i, Section 6.c.ii and Section 6.c.iii with respect to such dividend or distribution shall then be made), except:
the Record Date of such dividend or distribution shall be substituted as (x) “the date fixed for the determination of shareholders entitled to receive such distribution” and “Record Date” within the meaning of Section 6.c.i, (y) “the day upon which such subdivision, reclassification or split becomes effective” or “the day upon which such combination or reclassification becomes effective” (as applicable) within the meaning of Section 6.c.ii, and (z) as “the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 6.c.iii; and (ii) any reduction or increase in the number of Common Shares resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.
v. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our Common Shares or sale of all or substantially all of the Company’s assets), as a result of which Common Shares shall be converted into the right to receive securities or other property (including cash or any combination thereof), each 11.0% Cumulative Convertible Preferred Share, if any share thereof remains outstanding and is convertible after the consummation of the transaction, shall thereafter be convertible into the kind and amount of shares and other securities and property (including cash or any combination thereof) receivable upon the consummation of such transaction by a holder of that number of Common Shares or fraction thereof into which one 11.0% Cumulative Convertible Preferred Share was convertible immediately prior to such transaction, assuming such Cumulative Convertible Preferred Shareholder failed to exercise any rights of election to convert (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-election shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

vi. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company makes cash distributions (other than distributions in connection with the Company’s liquidation, dissolution or winding up, distributions on the Cumulative Perpetual Convertible CRA Shares or other Preferred Shares, ordinary course distributions or quarterly distributions consisting exclusively of cash to all holders of Common Shares equal to or less than $0.15 per share, subject to adjustment for subdivisions, combinations, reclassifications or splits of the Company’s Common Shares), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the shareholders entitled to receive such distribution by a fraction:
(a) the numerator of which shall be equal to the Current Market Price per Common Share on the date fixed for such determination; and
(b) the denominator of which shall be equal to the Current Market Price per Common Share on such date fixed for determination less the amount per Common Share of such distribution, such adjustment to become effective immediately after the record date fixed for the determination of shareholders entitled to receive such distribution.
Notwithstanding the foregoing, in cases where (A) the per share amount of such distribution equals or exceeds the Current Market Price of the Common Shares, or (B) the Current Market Price of the Common Shares exceeds the per share amount of such distribution by less than $1.00, in lieu of the adjustment set forth in this Section 6.c.vi., holders will have the right to receive upon conversion, in addition to Common Shares, if any, such distribution such holders would have received upon conversion of such holders’ 11.0% Cumulative Convertible Preferred Shares if they had been converted immediately prior to the record date.
vii. No adjustment of the Conversion Rate is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Rate. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.
viii. In addition to the foregoing adjustments, the Company is permitted to make such reductions in the conversion price as the Company considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Shares.
ix. For purposes of this Section 6.c, the following terms shall have the meanings indicated:

(a)	“Current Market Price” on any date means the average of the daily Closing Sale Prices per Common Share for the ten consecutive trading days immediately prior to such date; provided, however, that if: (1) the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section 6.c.i, Section 6.c.ii, Section 6.c.iii, or Section 6.c.iv occurs during such ten consecutive trading days, the Closing Sale Price for each trading day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; (2) the “ex” date for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section 6.c.i, Section 6.c.ii, Section 6.c.iii, or Section 6.c.iv occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each trading day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; and (3) the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each trading day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board in a manner consistent with any determination of such value for purposes of Section 6.c.iv) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one Common Share as of the close of business on the day before such “ex” date. For purposes hereof, the “ex” date is the date on or after which a Common Share is traded without a previously declared issuance or distribution pursuant to the rules of a securities exchange upon which the Common Shares are then listed and traded.
Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 6.c, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 6.c and to avoid unjust or inequitable results as determined in good faith by the Board.

(b)	“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the 11.0% Cumulative Convertible Preferred Shares).
(c)	“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
d. Adjustment to Conversion Rate Upon a Fundamental Change.
i. If and only to the extent a holder of 11.0% Cumulative Convertible Preferred Shares elects to convert its 11.0% Cumulative Convertible Preferred Shares pursuant to Section 6(a) in connection with a Fundamental Change, the Company shall increase the Conversion Rate applicable to the shares of 11.0% Cumulative Convertible Preferred Shares surrendered for conversion by a number of additional Common Shares (the “Additional Shares”), if any, as set forth in this Section 6(d). A conversion shall be deemed for the purposes of this Section 6 to be “in connection with” a Fundamental Change if the applicable Conversion Notice is received by the Company from and including the Effective Date of such Fundamental Change up to and including the Fundamental Change Conversion Date for that Fundamental Change. If a holder elects to convert 11.0% Cumulative Convertible Preferred Shares in connection with a Fundamental Change, but such Fundamental Change is not consummated, then such holder shall not be entitled to the increased Conversion Rate referred to above in connection with the conversion.
ii. Subject to the provisions of Section 6.a.ii., the number of Additional Shares, if any, shall be determined by reference to the table below, based on the Effective Date of such Fundamental Change and the Share Price for such Fundamental Change. If an event occurs that requires an adjustment to the Conversion Rate as described in Section 6, each applicable Share Price set forth in the first row of the table below shall be adjusted, concurrently with such adjustment in the Conversion Rate, multiplying the Share Price in effect immediately before the adjustment by a fraction, the numerator of which is the Conversion Rate in effect immediately before the adjustment, and the denominator of which is the adjusted Conversion Rate. In addition, but without duplication of the adjustment pursuant to the preceding sentence, if an event occurs that requires an adjustment to the Conversion Rate as described in Section 6, each applicable number of Additional Shares set forth in the table below shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 6.

Number of Additional Shares
(per $11.70 liquidation preference of 11.0% Cumulative Convertible Preferred Shares)

	Share Price
Effective Date	$10.27	$10.75	$12.50	$15.00	$17.50	$20.00	$25.00
1/25/2008	0.0509	0.0932	0.0639	0.0379	0.0217	0.0111	0.0000
1/23/2009	0.0509	0.0849	0.0563	0.0318	0.0173	0.0079	0.0000
1/23/2010	0.0509	0.0737	0.0459	0.0234	0.0109	0.0032	0.0000
1/23/2011	0.0509	0.0621	0.0340	0.0133	0.0031	0.0000	0.0000
1/23/2012	0.0509	0.0497	0.0192	0.0000	0.0000	0.0000	0.0000
1/23/2013	0.0509	0.0402	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2014	0.0509	0.0404	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2015	0.0509	0.0403	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2016	0.0509	0.0391	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2017	0.0509	0.0319	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2018	0.0509	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
iii. The exact applicable Share Price and the Effective Date of such Fundamental Change may not be set forth in the table above, in which case:
A. if the actual applicable Share Price is between two applicable Share Prices listed in the table above, and/or the actual Effective Date of such Fundamental Change is between two dates listed in the table above, the Company shall determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;
B. if the actual applicable Share Price is greater than $25.00 per share (subject to adjustment as provided below, the “Cap Price”), no Additional Shares shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change; and
C. if the actual applicable Share Price is less than $10.27 per share (subject to adjustment as provided below and in Section 6.a.ii., the “Floor Price”), no Additional Shares shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change.
iv. Subject to the provisions of Section 6.a.ii., in no event shall Additional Shares be issuable if, after giving effect thereto, the Conversion Rate would exceed 1.1392 (the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 6, each of the Cap Price, the Floor Price and the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 6.
v. The Company shall mail to holders of 11.0% Cumulative Convertible Preferred Shares notice of, or publicly announce (with subsequent prompt notice by mail), the anticipated effective date of any proposed Fundamental Change at least 15 days before the anticipated Effective Date of such Fundamental Change. In addition, no later than the third business day after the completion of such Fundamental Change, the Company shall publicly announce such completion.

vi. For purposes of this Section 6(d), the following terms shall have the following meanings:
(a)	“Effective Date of such Fundamental Change” means, with respect to a Fundamental Change, the date on which such Fundamental Change occurs or becomes effective.
(b)	“Fundamental Change Conversion Date” means, with respect to a Fundamental Change, the date specified as such by the Company in the Fundamental Change Notice delivered pursuant to Section 3.h.ii., which date shall be a business day and shall not be less than 20 days nor more than 35 days after the date on which the Company gives such notice.
(c)	“Share Price” means, with respect to a Fundamental Change, an amount determined as follows: (1) if the Fundamental Change is a transaction or series of related transactions and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Common Shares in the Fundamental Change consists solely of cash, then the Share Price will be the cash amount paid per Common Share in the transaction; (2) if the Fundamental Change is a sale, transfer, lease, conveyance or other disposition of property and assets and the consideration paid for the Company’s property and assets (or for the property and assets of the Company and its subsidiaries on a consolidated basis) consists solely of cash, then the Share Price will be the cash amount paid for the Company’s property and assets, expressed as an amount per Common Share outstanding on the Effective Date of such Fundamental Change; and (3) in all other cases, the Share Price will be the average of the Closing Sale Price per Common Share for the five consecutive Trading Days immediately preceding the Effective Date.
e. Conversion into Common Shares. Upon conversion of the 11.0% Cumulative Convertible Preferred Shares in accordance with this Amended and Restated Certificate of Designation and the issuance of a certificate or certificates for the number of Common Shares to which the Cumulative Convertible Preferred Shareholder shall be entitled as set forth herein, such 11.0% Cumulative Convertible Preferred Shares shall be deemed automatically canceled and shall cease to be issued or outstanding. The conversion of 11.0% Cumulative Convertible Preferred Shares into Common Shares is hereby authorized and the Common Shares issued upon conversion shall be fully paid and nonassessable undivided beneficial interests in the assets of the Company. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the 11.0% Cumulative Convertible Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all then outstanding 11.0% Cumulative Convertible Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding 11.0% Cumulative Convertible Preferred Shares, the Company and the Board shall take such action as may be necessary to increase its authorized but unissued Common Shares to such number of Common Shares as shall be sufficient for such purposes.
7. TRANSFER RESTRICTIONS.
a. Legend.
Any 11.0% Cumulative Convertible Preferred Shares offered in a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), may be offered and sold only to “accredited investors” within the meaning of Rule 501 under the Securities Act (“Accredited Investors”). Those shares shall be subject to restrictions on transfer as set forth in the Trust Agreement (including this Amended and Restated Certificate of Designation) and each such 11.0% Cumulative Convertible Preferred Share certificate must contain a legend substantially to the following effect:
THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS, AND CENTERLINE HOLDING COMPANY (THE “ISSUER”) HAS NOT BEEN REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). NEITHER SUCH 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, RESELL OR OTHERWISE TRANSFER THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES REPRESENTED HEREBY, UNLESS SUCH 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES NO LONGER CONSTITUTE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO ONE OR MORE PERSONS, EACH OF WHICH IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) THAT IS ACQUIRING SUCH 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES FOR ITS OWN ACCOUNT FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LAWS OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE SUBJECT TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH ACCREDITED INVESTOR BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL.

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTION TO THE CONTRARY TO THE ISSUER, THE TRANSFER AGENT OR ANY INTERMEDIARY.
Furthermore, each 11.0% Cumulative Convertible Preferred Share certificate will contain a legend substantially to the following effect:
THE ISSUER WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF (1) ANY RESTRICTIONS, LIMITATIONS, PREFERENCES OR REDEMPTION PROVISIONS CONCERNING THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES AND (2) THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DISTRIBUTIONS, AND OTHER QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF SUCH CLASS TO THE EXTENT THEY HAVE BEEN SET, AND THE AUTHORITY OF THE BOARD OF TRUSTEES OF THE ISSUER TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES. 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN WHOLE SHARES.
8. CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
9. SECTION REFERENCES. Unless otherwise stated herein, references to sections shall be deemed to be references to sections of this Amended and Restated Certificate of Designation.
10. GOVERNING LAW. This Amended and Restated Certificate of Designation shall be interpreted in accordance with the terms of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
11. CERTIFICATES. Certificates representing 11.0% Cumulative Convertible Preferred Shares shall include a statement that requires the Company to furnish to any Cumulative Convertible Preferred Shareholder, upon request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the 11.0% Cumulative Convertible Preferred Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, and other qualifications and terms and conditions of redemption of such 11.0% Cumulative Convertible Preferred Shares and the authority of the Board to set the relative rights and preferences of subsequent series of 11.0% Cumulative Convertible Preferred Shares. Notwithstanding any other provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a certificate representing 11.0% Cumulative Convertible Preferred Shares shall be validly issued upon the manual signature of any one or more Managing Trustee. Such a certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The Managing Trustees, acting individually or collectively, shall execute and deliver certificates representing the 11.0% Cumulative Convertible Preferred Shares substantially in the form attached hereto as Exhibit A and incorporated herein by reference, together with such modifications thereto as such Managing Trustee or Managing Trustees shall approve (notwithstanding any other provision of the Trust Agreement or Company Bylaws but subject to the requirements set forth in this Amended and Restated Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such Managing Trustee or Managing Trustees. To the extent that this Section 11 is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws, including Article VII of the Company Bylaws, shall be deemed amended for the limited purposes set forth in this Section 11.
All of the certificates issued pursuant to the Original Certificate of Designation that, immediately prior to the Effective Date, collectively represented the outstanding 11.0% Cumulative Convertible Preferred Shares shall, from and after the Effective Date, automatically be deemed to be governed by the terms of this Amended and Restated Certificate of Designation.
12. SEVERABILITY OF PROVISIONS. Each provision of this Amended and Restated Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amended and Restated Certificate of Designation which are valid, enforceable and legal.

ANNEX TO
CERTIFICATE OF DESIGNATION
NOTICE OF CONVERSION
To: Centerline Holding Company
Reference is made to that certain Amended and Restated Certificate of Designation of 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the “11.0% Designation”). Capitalized terms used but not defined herein have the meanings set forth in the 11.0% Designation. Pursuant to the 11.0% Designation, the undersigned, being a holder of 11.0% Cumulative Convertible Preferred Shares (an “Exercising Holder”), hereby elects to exercise its conversion rights as to a portion or portions of its 11.0% Cumulative Convertible Preferred Shares, all as specified opposite its signature below:
Dated:

NUMBER OF 11.0%
CUMULATIVE
CONVERTIBLE
PREFERRED
SHARES,
SERIES A-1 TO
BE CONVERTED
EXERCISING HOLDER		TO COMMON
Name	Signature	SHARES

A-29